Exhibit 99.1

SkyShop Logistics Completes $3 Million Private Placement

Proceeds Will Be Used to Market Its Sales Tax Free Zone for International Shoppers and Expand Services to Eastern Europe and Middle East

MIAMI, FL--(May 19, 2010) -  SkyShop Logistics, Inc. (OTCBB: SKPN), trading as PuntoMio and GlobalShop announces the completion of a private placement financing totaling $3 million in the form of senior secured convertible debt. Littlebanc Advisors, LLC a boutique investment banking firm based in Boca Raton, Fl, acted as exclusive placement agent for the financing.

The proceeds of the offering will be used to market to non US resident online shoppers SkyShop's unique Sales Tax Free Zone.  International shoppers using the Company’s US address facility in Miami, Florida will now be exempt from paying the 7% Florida State and Miami Dade County Sales/Use tax.  Under its recently signed agreement with American Express, the Company will market its US address facility to Amex cardholders in Eastern and Central Europe and Middle East.  These regions have a large growing internet consumer base with disposable income and lack of products that is seeking to shop from US online merchants.

About SkyShop Logistics - USA Shopping Facilitator
SkyShop markets its services under the Globalshop, PuntoMio and other brands to non US residents by providing a US address to simplify shopping as if the buyer resided in the US. Its shopping portals facilitate the experience of the online international shopper from the time of purchase through cross-border delivery. It allows U.S.-based Internet merchants to accept international orders without the risks. SkyShop markets its services under agreements with major world banks and credit card companies among them American Express, HSBC, Citibank, Santander, Itau in Brazil, Banamex in Mexico. These marketing agreements offer the bank’s credit/debit card members shopping portals, under the bank’s brand, that facilitate their purchases at US merchant sites.  Clients use the SkyShop Tax Free Zone Address as their US shipping address. Upon receipt at SkyShop’s Miami Airport hub, the goods are inspected, repacked and documented for shipping to the buyer’s home country.  Upon arrival at destination, SkyShop arranges customs clearance, pays applicable foreign duties and taxes and delivers to the consumer’s home. www.puntomio.com

Forward-Looking Statement:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Risks and uncertainties applicable to the Company and its business could cause the Company's actual results to differ materially from those indicated in any forward-looking statements.

Contacts:

Mary Rodriguez
Investor Relations
305-436-6830
investorrelations@skypostal.com

Lyn Davis
Littlebanc Advisors
561-922-3700
ld@littlebanc.com